UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 13, 2012

AUSTRALIAN OIL & GAS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26721	84-1379164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 21, 500 Collins Street
Melbourne, Victoria 3000
Australia

Registrant’s telephone number, including area code:	(61-3) 8610 4700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

œ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

œ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

œ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

œ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 13, 2012, Australian Oil & Gas Corporation (AOGC) received notification from Mr Mark Anthony Muzzin of his resignation from the Company.  Mr Muzzin has resigned due to scaling back of his corporate activities.  Mr Muzzin leaves the Company on good terms, with no disagreement as to its operations, policies or practices.

Effective January 13, 2012, the Board of Directors has elected Mr Graeme Menzies as a Director of the Company.   Mr Menzies is a solicitor practising in Victoria, Australia in the area of commercial and company law.  He graduated from Melbourne University in 1971 and qualified a Master of Laws degree in 1975.  He was admitted to practice in 1972.  Since 1987 he has carried on practice as a sole practitioner under the name of Menzies & Partners.  His legal practice has covered a wide range of activities including takeovers, litigation in respect thereof, numerous capital raisings and corporate reconstructions.  He is expected to assist the Company in these same areas of his expertise.   He has been involved in the listing or relisting of a large number of Australian public companies both industrial and mining.   Mr Menzies is a director of each of Moby Oil & Gas Limited and Octanex  NL, both listed on the Australian Stock Exchange.  He has previously been a director of a number of other listed companies.

Mr Menzies does not hold any shares in the company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUSTRALIAN OIL & GAS CORPORATION

Date: January 13, 2012	By:	/s/ E. Geoffrey Albers
E. Geoffrey Albers
President